EXHIBIT 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

AMALGAMATED FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.01 per share	Rule 457(h)	1,300,000(2)	$15.82(3)	$20,566,000(3)	$0.00011020	$2,266.37
Total Offering Amounts					$20,566,000		$2,266.37
Total Fee Offsets(4)							$0.00
Net Fee Due							$2,266.37

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amalgamated Financial Corp. Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)    Represents 1,300,000 shares of common stock of Amalgamated Financial Corp. that may be offered or sold pursuant to the Plan.
(3)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on the Nasdaq Global Market on June 26, 2023.
(4)    The Registrant does not have any fee offsets.